EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the common stock of Empire Water Corporation and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of April 9, 2009.

COMMERZBANK AKTIENGESELLSCHAFT
By:	/s/ D. Christian Southwick Name: D. Christian Southwick Title: Authorized Signatory

By:	/s/ Craig P. Sweetra Name: Craig P. Sweetra Title: Authorized Signatory

DRESDNER BANK AG
By:	/s/ D. Christian Southwick Name: D. Christian Southwick Title: Director - Compliance

By:	/s/ Jesper Bang Name: Jesper Bang Title: Director - Capital Markets